UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

ARROW ELECTRONICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

ARROW ELECTRONICS, INC.
50 MARCUS DRIVE
MELVILLE, NEW YORK 11747

ARROW ELECTRONICS LOGO

WILLIAM E. MITCHELL
CHAIRMAN OF THE BOARD

April 5, 2007

Dear Shareholder:

You are invited to Arrow’s Annual Meeting of Shareholders, which will be held on Tuesday, May 8, 2007, at the Grand Hyatt New York, 109 East 42nd Street, New York, New York at 11:00 a.m. The formal notice of the meeting and the proxy statement soliciting your vote at the meeting appear on the following pages.

The two matters being put to a vote at the meeting are the election of directors and a proposal to ratify the appointment of our independent auditors. Both matters are discussed more fully in the proxy statement.

The Board recommends the approval of the proposals as being in the best interests of Arrow, and urges you to read the proxy statement carefully before you vote. Your vote is important, regardless of the number of shares you own.

Please make sure you vote whether or not you plan to attend the meeting. You can cast your vote by signing, dating and promptly mailing the enclosed proxy card in the postage-paid return envelope. You can also vote by telephone or through the internet by following the instructions on the proxy card.

Sincerely yours,

William E. Mitchell
  Chairman of the Board

ARROW ELECTRONICS, INC.
50 Marcus Drive
Melville, New York 11747

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME AND DATE

11:00 a.m. on Tuesday, May 8, 2007

PLACE

Grand Hyatt New York
109 East 42nd Street
New York, New York 10017

ITEMS OF BUSINESS

The annual meeting will be held for the following purposes:

1.	To elect directors of Arrow for the ensuing year.

2.	To act upon a proposal to ratify the appointment of Ernst & Young LLP as Arrow’s independent auditors for the fiscal year ending December 31, 2007.

RECORD DATE

Only shareholders of record at the close of business on March 23, 2007 are entitled to notice of and to vote at the meeting or any adjournments thereof.

ANNUAL REPORT

Our 2006 Annual Report, which is not a part of the proxy soliciting material, is enclosed.

PROXY VOTING

It is important that your shares be voted at the meeting. You can vote your shares by completing and returning the proxy card sent to you. Most shareholders also have the option of voting their shares through the mail, by telephone or through the internet. To use any of these options, follow the voting instructions on your proxy card. You can revoke your proxy (change or withdraw your vote) at any time prior to its exercise at the meeting by following the instructions in the proxy statement.

By Order of the Board of Directors

Peter S. Brown
Secretary

ARROW ELECTRONICS, INC.

ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 8, 2007

ARROW ELECTRONICS, INC.

50 Marcus Drive

Melville, New York 11747

ANNUAL MEETING OF SHAREHOLDERS

To be Held May 8, 2007

PROXY STATEMENT

The Purpose of this Statement

The Board of Directors of Arrow Electronics, Inc., a New York corporation (“Arrow” or the “company”), is sending this proxy statement to all shareholders of record to solicit proxies to be voted at the 2007 Annual Meeting of Shareholders, and any adjournments of the meeting, as described in the accompanying Notice of Annual Meeting. By returning the completed proxy card, or voting over the telephone or internet, you are giving instructions on how your shares are to be voted at the Annual Meeting.

Invitation to the Annual Meeting

You are invited to attend the 2007 Annual Meeting of Shareholders on Tuesday, May 8, 2007, beginning at 11:00 a.m. The meeting will be held at Grand Hyatt New York, 109 East 42nd Street, New York, New York 10017.

Voting Instructions

This proxy statement, proxy, and voting instructions are being mailed starting April 5, 2007. Please complete, sign, and date the enclosed proxy and return it promptly in the enclosed postage-paid return envelope, or vote your shares by telephone or through the internet. Whether or not you plan to attend the meeting, your prompt response will assure a quorum and reduce solicitation expense.

Shareholders Entitled to Vote

Only shareholders of Arrow’s common stock at the close of business on March 23, 2007 (the “record date”) are entitled to notice of and to vote at the meeting or any adjournments thereof. As of the record date, there were 123,841,073 shares of Arrow common stock outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the meeting.

Revocation of Proxies

The person giving the proxy may revoke it at any time prior to the time it is voted at the meeting by giving written notice to Arrow’s Secretary. If the proxy was given by telephone or through the internet, it may be revoked in the same manner. You may also revoke your proxy by attending the Annual Meeting and voting in person, though merely attending the Annual Meeting will not automatically revoke your proxy.

Cost of Proxy Solicitation

Arrow pays the cost of soliciting proxies. Arrow employees are conducting this solicitation through the mail, in person, and by telephone. In addition, Arrow has retained D.F. King & Co., Inc. to assist in soliciting proxies at an anticipated cost of $10,500 plus expenses. Arrow also will request brokers and other nominees holding Arrow common stock to forward these soliciting materials to the beneficial owners of that stock and will reimburse them for their expenses in so doing.

CERTAIN SHAREHOLDERS

Holders of More than 5% of Common Stock

The following table sets forth certain information with respect to the only shareholders known to management to own beneficially more than 5% of the outstanding common stock of Arrow as of March 23, 2007.

Name and Address	Number of Shares	Percent of
of Beneficial Owner	Beneficially Owned	Class

FMR Corp.(1) 82 Devonshire Street Boston, Massachusetts 02109	18,334,906	14.8%

Wellington Management Company, LLP(2) 75 State Street Boston, Massachusetts 02109	15,345,392	12.4%

Mutuelles AXA(3) 26, rue Drouot 75009 Paris, France	10,387,901	8.4%

Barclays Global Investors(4) 45 Fremont Street San Francisco, California 94105	7,225,209	5.8%

(1)	Based upon a Schedule 13G filed with the Securities and Exchange Commission (the “SEC”) on February 14, 2007 which reflects sole voting power with respect to 475,760 shares and sole dispositive power with respect to 18,334,906 shares beneficially owned by FMR Corp., a parent holding company.

(2)	Based upon a Schedule 13G filed with the SEC on February 14, 2007 which reflects shared voting power with respect to 3,140,000 shares and shared dispositive power with respect to 15,292,392 shares beneficially owned by Wellington Management Company, LLP, a registered investment adviser. Of these shares, 12,460,617 or 10.1% of the company’s outstanding common stock, are beneficially owned by Vanguard Windsor Funds — Vanguard Windsor Fund, a registered investment company, which has sole voting power with respect to all such shares. This information regarding Vanguard Windsor Funds is based upon a Schedule 13G filed with the SEC on February 13, 2007.

(3)	Based upon a Schedule 13G filed with the SEC on February 13, 2007 by AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle and AXA Courtage Assurance Mutuelle, collectively, Mutuelles AXA (insurance companies), AXA and AXA Financial, Inc. (parent holding companies) which reflects sole dispositive power with respect to 10,387,901 shares, sole voting power with respect to 6,512,748 shares, and shared voting power with respect to 631,878 shares beneficially owned by Mutuelles AXA. Of such shares, 8,230,186 are beneficially owned by Alliance Bernstein L.P., an indirect subsidiary of Mutuelles AXA, acquired solely for investment purposes on behalf of client discretionary investment advisory accounts. Additionally, 3,100 shares are held by AXA Equitable Life Insurance Company, an indirect subsidiary of Mutuelles AXA, 2,144,015 shares are held by AXA Rosenberg Investment Management LLC, an AXA entity, and 10,600 shares are held by AXA Konzern AG (Germany), an AXA entity, solely for investment purposes.

(4)	Based upon a Schedule 13G filed with the SEC on January 23, 2007 by Barclays Global Investors which reflects sole voting power with respect to 6,389,326 shares and sole dispositive power with respect to 7,225,209 shares. Of such shares, 4,712,727 are beneficially owned by Barclays Global Investors, NA, 1,555,244 shares are beneficially owned by Barclays Global Fund Advisors, 633,455 shares are beneficially owned by Barclays Global Investors, Ltd, 165,969 shares are beneficially owned by Barclays Global Investors Japan Trust and Banking Company Limited and 157,814 shares are beneficially owned by Barclays Global Investors Japan Limited.

Shareholding of Executive Officers and Directors

As of March 23, 2007, all of the executive officers and directors of Arrow as a group were the beneficial owners of 3,543,333 shares of the company’s common stock, which is 2.9% of the total shares of common stock outstanding. This amount includes 2,626,466 shares (2.1% of the company’s outstanding common stock) held by the Arrow Electronics Employee Stock Ownership Plan (the “ESOP”) of which William E. Mitchell, Peter S. Brown and Paul J. Reilly are the trustees. As trustees, they have shared power to vote the shares held by the ESOP, and for that reason are deemed to be beneficial owners of them under SEC regulations. The ESOP total also includes shares allocated to the individual accounts of each of the trustees.

As of March 23, 2007, the “named executive officers” (the Chief Executive Officer, the Chief Financial Officer and each of the other three most highly compensated executive officers of the company) and directors had beneficial ownership of the company’s common stock as follows:

	Shares of Common Stock Beneficially Owned
					% of
				Acquirable	Outstanding
	Currently		Common	w/in	Common
	Owned(1)		Stock Units(2)	60 Days	Stock

William E. Mitchell	2,942,166	(3)	—	—	2.4%
Paul J. Reilly	2,737,041	(3)	—	—	2.2%
Germano Fanelli	17,950		—	—	*
Michael J. Long	60,557		—	—	*
Peter T. Kong	25,750		—	—	*
Daniel W. Duval	58,200		14,040	—	*
John N. Hanson	42,500		12,133	—	*
Richard S. Hill	—		3,533	—	*
M.F. (Fran) Keeth	—		7,152	—	*
Roger King	26,000		12,427	—	*
Karen Gordon Mills	26,600		20,041	—	*
Stephen C. Patrick	15,000		9,512	—	*
Barry W. Perry	35,000		11,352	—	*
John C. Waddell	31,576		4,812	—	*
Total Executive Officers’ and Director’s Beneficial Ownership	3,448,331	(3)	95,002	—	2.9%

*	Represents holdings of less than 1%.

(1)	Includes vested stock options, restricted shares granted, shares held by the ESOP and shares owned independently.

(2)	Includes common stock units deferred by non-employee directors and restricted stock units granted to them under the Arrow Electronics, Inc. 2004 Omnibus Incentive Plan (the “Omnibus Incentive Plan”).

(3)	Includes 2,626,466 shares held by the ESOP, of which Messrs. Mitchell and Reilly are trustees. Each trustee is deemed a beneficial owner of all of the shares, however the total number of shares shown as beneficially owned by all of the directors and executive officers as a group includes such shares only once.

PROPOSAL 1: ELECTION OF DIRECTORS

Each member of the Board of Directors of Arrow (the “Board”) is to be elected at the meeting to hold office until the next Annual Meeting of Shareholders and until his or her successor has been duly elected and qualified. By resolution of all the current directors, the Board will consist of ten directors unless and until that number is changed by a resolution of the then current Board. Shareholder proxies solicited under this proxy statement cannot be voted for more than ten directors.

The Board of Directors recommends a vote for all of the nominees.

Nominees receiving a plurality of votes cast at the meeting will be elected directors. Consequently, any shares not voted (whether by abstention or broker non-votes) have no effect on the election of directors.

Management does not contemplate that any of the nominees will be unable or unwilling to serve as a director, but should that happen prior to the voting of the proxies, the persons named in the accompanying proxy reserve the right to substitute another person of their choice when voting at the meeting.

All of the nominees are currently directors of Arrow and were elected at Arrow’s last annual meeting.

Following are the biographies of the ten nominees:

Daniel W. Duval, 70, director since 1987

Mr. Duval has been Lead Director of Arrow since May 2006. He was Chairman of the Board from June 2002 to May 2006. He also served as Arrow’s interim Chief Executive Officer from September 2002 to February 2003. He served as interim President and Chief Executive Officer of Robbins & Myers, Inc., a manufacturer of fluids management systems, from December 2003 through July 2004. Mr. Duval is a director of Robbins & Myers, Inc., The Manitowoc Company, Inc., Miller-Valentine Group and Gosiger, Inc.

John N. Hanson, 65, director since 1997

Mr. Hanson has been Chairman of the Board of Joy Global, Inc., a manufacturer of mining equipment for both underground and surface applications, for more than five years. He was also Chief Executive Officer and President of Joy Global Inc. for more than five years until December 2006. He is a director of the Milwaukee Symphony Orchestra and the Boys & Girls Clubs of Milwaukee.

Richard S. Hill, 55, director since 2006

Mr. Hill has been Chief Executive Officer and Chairman of the Board of Novellus Systems, Inc., a maker of devices used in the manufacture of advanced integrated circuits, for more than five years. He is a director of Agere Systems Inc. and the University of Illinois Foundation.

M.F. (Fran) Keeth, 60, director since 2004

Mrs. Keeth is retired. She was Executive Vice President of Shell Chemicals Limited, a services company responsible for the global petrochemical businesses of the Royal Dutch/Shell Group of companies, from January 2005 to December 2006. She held positions as Executive Vice President of Customer Fulfillment and Product Business Units for Shell Chemicals Limited from July 2001 to January 2005 and Chief Financial Officer and Executive Vice President Finance and Business Systems from September 1997 to July 2001. Mrs. Keeth was President and Chief Executive Officer of Shell Chemical LP, a U.S. petrochemical member of the Royal Dutch/Shell Group, a position she held from July 2001 to July 2006, prior to which she was Chief Financial Officer, beginning in September 1997. Mrs. Keeth also serves as a director of Verizon Communications Inc.

Roger King, 66, director since 1995

Mr. King is retired. He was the Chief Executive Officer of Sa Sa International Holdings Limited, a retailer of cosmetics, from August 1999 to May 2002. He also served as the Executive Director of Orient Overseas (International) Limited, an investment holding company with investments principally in integrated containerized transportation businesses for more than five years ending August 1999. Mr. King also serves as a director of Orient Overseas (International) Limited, Sincere Watch (Hong Kong) Limited and TNT N.V.

Karen Gordon Mills, 53, director since 1994

Mrs. Mills was a founding partner and has served as a Managing Director of Solera Capital LLC, a venture capital fund, since 1999. She has also been President of MMP Group, Inc. since 1993. MMP Group provides capital and operating expertise in private equity transactions. Mrs. Mills is currently Lead Director of The Scotts Miracle-Gro Company. She is Chair of the Council on Jobs, Innovation and the Economy for the State of Maine and serves on the Governor’s Advisory Council for the Redevelopment of the Brunswick Naval Air Station.

William E. Mitchell, 63, director since 2003

Mr. Mitchell has been President and Chief Executive Officer of Arrow since February 2003 and Chairman of the Board since May 2006. Mr. Mitchell previously served as Executive Vice President of Solectron Corporation as well as the President of Solectron Global Services, Inc. from March 1999 to January 2003. Mr. Mitchell also serves as a director of Rogers Corporation and Brown-Forman Corporation.

Stephen C. Patrick, 57, director since 2003

Mr. Patrick has served as the Chief Financial Officer of the Colgate-Palmolive Company, a global consumer products company, for more than five years. In his more than 20 years at Colgate-Palmolive he has also held positions as Vice President, Corporate Controller and Vice President of Finance for Colgate Latin America.

Barry W. Perry, 60, director since 1999

Mr. Perry retired in June 2006 as Chief Executive Officer and Chairman of the Board of Engelhard Corporation, a surface and materials science company, a position he held for more than five years prior to his retirement. Mr. Perry is also a director of the Cookson Group, PLC, U.K. and Ashland Inc.

John C. Waddell, 69, director since 1969

Mr. Waddell retired as the Chairman of the Board of Arrow in May 1994 and since that time has served as the Vice Chairman.

THE BOARD AND ITS COMMITTEES

The Board meets in general sessions with Chairman Mitchell presiding, in meetings limited to non-management directors, which are led by Lead Director Duval, and in its various committees.

Corporate
	Audit	Compensation	Governance

Daniel W. Duval		•	•
John N. Hanson			▲
Richard S. Hill	•		•
M.F. (Fran) Keeth	•	•
Roger King		•	•
Karen Gordon Mills	•	•
William E. Mitchell
Stephen C. Patrick	▲
Barry W. Perry		▲
John C. Waddell	•		•

▲ Chairman  • Member

Committees

The audit committee of the Board consists of Mr. Patrick, as Chairman, Mr. Hill, Mrs. Keeth, Mrs. Mills, and Mr. Waddell. The audit committee reviews and evaluates Arrow’s financial reporting process and other matters including its accounting policies, reporting practices, and internal accounting controls. The committee also monitors the scope and reviews the results of the audit conducted by Arrow’s independent auditors. The committee reviews with the internal audit department the status and results of the annual internal audit plan, assessments of the adequacy and effectiveness of internal controls, and the sufficiency of the department’s resources. The Board has determined that Mr. Patrick is an “audit committee financial expert” as defined by the SEC. In light of the possibility that Mr. Patrick might at some time be unable to attend a meeting of the committee, the Board has also determined that Mrs. Keeth qualifies as an “audit committee financial expert.”

The compensation committee of the Board consists of Mr. Perry, as Chairman, Mr. Duval, Mrs. Keeth, Mr. King, and Mrs. Mills. The committee’s primary responsibilities include the oversight, review and approval of the salaries, benefits and other compensation of Arrow’s senior executives on behalf of the full Board.

On behalf of the Board, the committee manages all elements of executive pay to ensure that pay levels are consistent with Arrow’s compensation philosophy. In addition, the Board and the committee administer Arrow’s short-term, medium-term and long-term executive compensation programs to ensure that Arrow’s objectives of linking executive pay to improved financial performance and increased shareholder value continue to be fostered.

The committee meets throughout the year in both scheduled and ad hoc sessions to review and manage compensation, review executive-level hiring, retention and termination arrangements, and a number of related issues. The meetings are open to all members of the Board and are regularly attended by the following members of Arrow’s management: the Chief Executive Officer, the General Counsel (who

also serves as the company’s Secretary), the head of human resources, and, as required, the Chief Financial Officer, who is present to provide the business and financial context regarding financial metrics and performance.

In addition to the conduct of the committee’s regular duties, each of the four regularly scheduled meetings per year has a specific focus:

•	February: Approving the prior year’s bonuses, awards and equity grants; setting the Employee Share Ownership Plan (the “ESOP”) share pool; and, reviewing and issuing final approval of all compensation plan metrics, goals and targets, and Chief Executive Officer non-financial incentive goals for the then-current year.

•	May: Reviewing the annual report on the performance of the company’s Pension Investment and Oversight Committee; and, conducting the annual committee self-assessment.

•	September: Reviewing the committee’s charter and conducting executive compensation planning.

•	December: Setting preliminary ESOP contributions and stock award pools; conducting performance reviews and approving the recommendations for compensation for the direct reports of the Chief Executive Officer; and, updating the Chief Executive Officer performance review.

The committee’s consideration of the performance and compensation of the Chief Executive Officer is conducted in executive session. The committee reviews and approves corporate goals and objectives relevant to Chief Executive Officer compensation and evaluates the Chief Executive Officer’s performance and the performance of the company itself in light of those goals and objectives.

Under its charter, the committee may delegate its authority only to a subcommittee consisting of one or more members, or, with respect to certain matters other than Chief Executive Officer compensation, to management.

It is the practice of the committee to meet at least once each year with its compensation consultant. In 2006, the committee directly engaged Hewitt Associates as a consultant to examine and report to the committee on best practices in the alignment of compensation programs for the Chief Executive Officer and other members of senior management with corporate goals by providing competitive data, analyses, and recommendations with regards to plan design.

In addition, in 2006 management retained Watson Wyatt, which was engaged to assist in the ongoing day-to-day management of the compensation programs and their application within the company. On more than one occasion the committee met with Watson Wyatt to gain a full understanding of its advice to management.

Compensation consultants are used by both management and the committee only to aid in the design of the company’s various compensation programs, provide benchmarking data with respect to target compensation and provide related advice.

The committee operates under the Compensation Committee Charter, a copy of which is available at the investor relations section of the company’s website, www.arrow.com. No member of the compensation committee is a present or former employee of the company, except for Mr. Duval, who served as interim Chief Executive Officer from September 2002 to February 2003. Under the rules of the New York Stock Exchange, such interim service does not alter Mr. Duval’s status as an independent, non-management director. No member of the compensation committee is an employee or director of any company where any employee or director of Arrow serves on the compensation committee.

The corporate governance committee of the Board consists of Mr. Hanson, as Chairman, Mr. Duval, Mr. Hill, Mr. King, and Mr. Waddell. The corporate governance committee will consider shareholder recommendations for nominees for membership on the Board. Such recommendations may be submitted to Arrow’s Secretary, Peter S. Brown, at Arrow Electronics, Inc., 50 Marcus Drive, Melville, New York, 11747, who will forward them to the corporate governance committee. The committee’s expectations as to the specific qualities and skills required for directors are set forth in Section 4 of Arrow’s corporate governance guidelines (available at the investor relations section of the company’s website, www.arrow.com). Under those guidelines, the committee considers potential nominees recommended by current directors, company officers, employees, shareholders, and others. The committee has retained the services of a third-party executive recruitment firm to assist committee members in the identification and evaluation of potential nominees for the Board. The committee’s initial review of the potential candidate is typically based on any written materials provided to the committee. In connection with the evaluation of potential nominees, the committee determines whether to interview the nominee, and if warranted, the committee, the Chairman of the Board and Chief Executive Officer, and others as appropriate, interview the potential nominees. The corporate governance committee also has primary responsibility for developing the corporate governance guidelines for Arrow and for making recommendations with respect to committee assignments and other governance issues. The committee regularly reviews and makes recommendations to the Board regarding the compensation of non-employee directors.

Independence

The company’s corporate governance guidelines provide that the Board should consist primarily of independent, non-management directors. For a director to be considered independent under the guidelines, the Board must determine that the director does not have any direct or indirect material relationship with the company and that he or she is not involved in any activity or interest that might appear to conflict with his or her fiduciary duties to the company.

To be deemed independent, a director must also meet the independence standards in the New York Stock Exchange listing rules. Those rules add to the requirement of the absence of a material relationship the requirement that neither such a director nor any member of his or her immediate family:

i) is, or has been within the last three years, an officer or employee of the company;

ii) received more than $100,000 from the company (except for director or committee fees) during any twelve-month period in the last three years;

iii) is employed by or a partner in the company’s outside audit firm (or, if a former employee or partner, has worked on the audit of the company within the past three years);

iv) is or has been at any time in the last three years, an executive officer of another company where any of Arrow’s executive officers serves as a member of such other company’s board of directors and compensation committee; and

v) is an employee (or, in the case of a family member, an executive officer) of a company which has made payments to or received payment from Arrow in excess of the larger of $1 million or 2% of such other company’s consolidated gross revenues in any of the last three fiscal years.

In addition to applying these guidelines, the Board will consider all relevant facts and circumstances in making an independence determination. In making this determination regarding Mr. Hill, the Board considered that Mr. Hill is an independent director of Agere Systems, Inc., a semiconductor manufacturer for which the company is an authorized distributor. In 2006, the company sold approximately $20,000,000 of Agere products worldwide, approximately 1% of Agere’s total sales and .1% of the company’s sales. In addition to the immateriality of the amount of sales involved, the Board determined that this relationship did not impair Mr. Hill’s independence because he is an independent director of Agere, and receives compensation from Agere only in connection with his services as such. In addition, Novellus Systems, Inc., of which Mr. Hill is Chairman and Chief Executive Officer, purchased less than $25,000 of product from Arrow in 2006.

The Board has determined that all of its directors and nominees, other than Mr. Mitchell, satisfy both the New York Stock Exchange’s independence requirements and the company’s guidelines.

As required by the company’s corporate governance guidelines and the New York Stock Exchange’s listing rules, all members of the audit, compensation and corporate governance committees are independent, non-management directors.

No member of the compensation committee is a present or former employee of the company, except for Mr. Duval, who served as interim Chief Executive Officer from September 2002 to February 2003. Under the rules of the New York Stock Exchange, such interim service does not alter Mr. Duval’s status as an independent, non-management director. No member of the compensation committee is an employee or director of any company where any employee or director of Arrow serves on the compensation committee.

All members of the audit committee also satisfy an additional SEC independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from Arrow or any of its subsidiaries other than the compensation they receive as directors.

Meetings and Attendance

In general, it is the practice of the Board for all of its non-management directors to meet in “executive session” at each Board meeting, with the Lead Director presiding. Consistent with Arrow’s corporate governance guidelines, in 2006 these non-management director meetings included one under the guidance of the Chairman of the compensation committee to evaluate the performance of the Chief Executive Officer and one under the guidance of the Chairman of the corporate governance committee to discuss senior management development and succession.

During 2006 there were 11 meetings of the Board, 10 meetings of the audit committee, 7 meetings of the compensation committee, and 5 meetings of the corporate governance committee. All directors attended 75% or more of all of the meetings of the Board and the committees on which they served. It is the policy of the Board that all of its members attend the Annual Meeting of Shareholders absent exceptional cause, and all then incumbent members of the Board did so in 2006.

Director Compensation

The following table shows the total dollar value of compensation received by all non-employee directors in or in respect of 2006 and the expense recorded by the company in connection with the vesting during 2006 of stock-based compensation.

Director Compensation

	Fees Earned or	Stock Awards	Total
Name	Paid in Cash ($)	($)(1)	($)

Daniel W. Duval	192,250	174,604	366,854
John N. Hanson	86,250	51,667	137,917
Richard S. Hill	79,902	68,333	148,235
M.F. (Fran) Keeth	94,250	51,667	145,917
Roger King	90,250	51,667	141,917
Karen Gordon Mills	100,250	51,667	151,917
Stephen C. Patrick	98,250	51,667	149,917
Barry W. Perry	90,250	51,667	141,917
John C. Waddell	98,250	51,667	149,917

(1)	The amounts reflect the expense recorded by the company in connection with the vesting in 2006 of the restricted stock units granted each director in 2005 and 2006. These amounts were calculated utilizing the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-based Payments.” Such restricted stock units are valued at the closing market price of the underlying stock at the date of grant and amortized over a one-year vesting period.

The following table reflects the number of unvested restricted stock units and unexercised options held by each independent director as of year-end 2006. The company no longer uses stock options as a part of the compensation of independent directors. The prior grants reflected on the table below had ten-year terms. Each vested in two equal installments beginning on the first anniversary of the grant date and had exercises prices set at the market price of Arrow common stock at the close on the date of grant.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards		Stock Awards
				Number of	Market Value
	Number of			Shares or Units	of Shares or Units
	Securities Underlying	Option		of Stock Held	of Stock Held
	Unexercised Options	Exercise	Option	That Have Not	that Have Not Yet
	Exercisable	Price	Expiration Date	Vested	Vested
Name	(#)(1)	($)(2)	(2)	(#)(3)	($)(3)

Daniel W. Duval	—	—	—	7,489.63	236,298
	15,000	27.81	5/15/2007	—	—
	4,000	27.50	5/14/2008	—	—
	4,000	18.13	5/14/2009	—	—
	4,000	33.69	5/23/2010	—	—
	4,000	26.52	5/11/2011	—	—
	4,000	26.23	5/23/2012	—	—
	4,000	16.51	5/23/2013	—	—
John N. Hanson	—	—	—	1,659.75	52,365
	15,000	32.25	12/18/2007	—	—
	4,000	27.50	5/14/2008	—	—
	4,000	18.13	5/14/2009	—	—
	4,000	33.69	5/23/2010	—	—
	4,000	26.52	5/11/2011	—	—
	4,000	26.23	5/23/2012	—	—
	4,000	16.51	5/23/2013	—	—
Richard S. Hill	—	—	—	1,659.75	52,365
M.F. (Fran) Keeth	—	—	—	1,659.75	52,365
Roger King	—	—	—	1,659.75	52,365
	15,000	27.81	5/15/2007	—	—
	4,000	27.50	5/14/2008	—	—
	4,000	18.13	5/14/2009	—	—
	4,000	33.69	5/23/2010	—	—
	4,000	26.52	5/11/2011	—	—
	4,000	26.23	5/23/2012	—	—
	4,000	16.51	5/23/2013	—	—

	Option Awards		Stock Awards
				Number of	Market Value
	Number of			Shares or Units	of Shares or Units
	Securities Underlying	Option		of Stock Held	of Stock Held
	Unexercised Options	Exercise	Option	That Have Not	that Have Not Yet
	Exercisable	Price	Expiration Date	Vested	Vested
Name	(#)(1)	($)(2)	(2)	(#)(3)	($)(3)

Karen Gordon Mills	—	—	—	1,659.75	52,365
	15,000	27.81	5/15/2007	—	—
	4,000	27.50	5/14/2008	—	—
	4,000	18.13	5/14/2009	—	—
	4,000	33.69	5/23/2010	—	—
	4,000	26.52	5/11/2011	—	—
	4,000	26.23	5/23/2012	—	—
	4,000	16.51	5/23/2013	—	—
Stephen C. Patrick	—	—	—	1,659.75	52,365
	15,000	17.27	7/16/2013	—	—
Barry W. Perry	—	—	—	1,659.75	52,365
	15,000	17.44	1/25/2009	—	—
	4,000	18.13	5/14/2009	—	—
	4,000	33.69	5/23/2010	—	—
	4,000	26.52	5/11/2011	—	—
	4,000	26.23	5/23/2012	—	—
	4,000	16.51	5/23/2013	—	—
John C. Waddell	—	—	—	1,659.75	52,365
	4,000	27.50	5/14/2008	—	—
	4,000	18.13	5/14/2009	—	—
	4,000	33.69	5/23/2010	—	—
	4,000	26.52	5/11/2011	—	—
	4,000	26.23	5/23/2012	—	—
	4,000	16.51	5/23/2013	—	—

(1)	For each stock option granted to each non-employee director, shows the number of shares underlying vested stock options.

(2)	These columns reflect the exercise price and expiration date, respectively, for all of the stock options under each award. Each option was granted ten years prior to its expiration date. All of the awards vest in two equal amounts on the first and, second, anniversaries of the grant date, and have an exercise price equal to the closing market price of the common stock on the grant date.

(3)	These columns reflect the number of unvested restricted stock units held by each non-employee director under each award of restricted stock units and column the dollar value of those shares based on the closing market price of the company’s common stock on December 31, 2006.

The independent members of the Board (that is, all members except Mr. Mitchell) receive the following fees:

Annual fee	$50,000
Fee for each Board or committee meeting attended	$2,000
Annual fee for service as committee chair	$10,000

In addition, Mr. Duval received a fee of $100,000 for that portion of 2006 during which he served as Chairman of the Board.

Under the terms of the Non-Employee Director Deferral Plan, non-employee directors may defer the payment of all or any portion of their annual retainers and meeting fees until the end of their service on the Board. Unless a different amount is chosen by the director, 50% of the director’s annual retainer fee is deferred and converted to units of Arrow common stock. When the director leaves the Board, each whole stock unit credited to his or her account will be settled with the issuance of one share of common stock. Other amounts that are deferred may be invested for the benefit of the director, or should a director so choose, be converted into the stock units. The units held by each director are included under the heading “Common Stock Units” in the Shares of Stock Beneficially Owned table above. The amounts deferred by each director for 2006 are included under the heading “Fees Earned or Paid in Cash” on the Directors Compensation table above.

Each non-employee director receives an annual grant of restricted stock units valued at $60,000, based on the fair market value of Arrow common stock on the date of grant. Based on the closing market price of $36.15 on May 2, 2006, the 2006 grant resulted in 1,659.75 restricted stock units being awarded to each director. The units vest on the first anniversary of the grant date, but are not transferable into Arrow common stock, salable or available to be used as collateral until one year after the director leaves the Arrow Board, when each vested unit is settled with the issuance of one share of Arrow common stock.

For his service as Lead Director, Mr. Duval received an additional grant of restricted stock units valued at $30,000 (829.88 units in 2006, based on the grant-date closing market price of $36.15 vesting one year after the date of grant.) In May 2006, Mr. Duval received a one-time grant of an additional 5,000 restricted stock units (valued at $180,750, based on the grant-date closing market price of $36.15, and also vesting one year after the date of grant), in recognition of his prior service as Chairman of the Board.

Mr. Mitchell receives no regular compensation for his Board service. In recognition of his assumption of the duties of Chairman of the Board in May 2006, however, he received a one-time grant of 20,000 shares of restricted stock. These shares vest only if and when Mr. Mitchell retires from Arrow (or in the event of his death, disability, or termination without cause following a change of control.)

Availability of More Information

Arrow’s corporate governance guidelines, the charter of the corporate governance committee, the audit committee charter, the compensation committee charter, the company’s Worldwide Code of Business Conduct and Ethics and the Finance Code of Ethics can be found at the investor relations section of the company’s website, www.arrow.com, and are available in print to any shareholder who requests them.

Shareholders and other interested parties who wish to communicate with the Chairman of the Board or any of the non-management members of the Board may do so by submitting such communication to Arrow’s Secretary, Peter S. Brown, at Arrow Electronics, Inc., 50 Marcus Drive, Melville, New York 11747, who will present any such communication to the directors in accordance with their instructions.

REPORT OF THE AUDIT COMMITTEE

The audit committee represents and assists the Board by overseeing the company’s financial statements and internal controls; the independent auditor’s qualifications and independence; and the performance of the company’s internal audit function and of its independent auditor. The committee operates under the Audit Committee Charter, a copy of which is available at the investor relations section of the company’s website, www.arrow.com.

The audit committee currently consists of five directors, all of whom are independent in accordance with New York Stock Exchange listing standards and other applicable regulations. The Board has determined that Mr. Patrick is an “audit committee financial expert” as defined by the SEC. In light of the possibility that Mr. Patrick might at some time be unable to attend a meeting of the committee, the Board has also determined that Mrs. Keeth qualifies as an “audit committee financial expert.”

Company management has the primary responsibility for financial statements and for the reporting process, including the establishment and maintenance of Arrow’s systems of internal controls over financial reporting. The company’s independent auditors are responsible for auditing the financial statements prepared by management, expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, and auditing the company’s internal controls over financial reporting and management’s assessment of those controls.

In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with both management and the independent auditors the company’s quarterly earnings releases, quarterly reports on Form 10-Q and the 2006 Annual Report on Form 10-K. Such reviews included a discussion of critical or significant accounting policies, the reasonableness of significant judgments, the quality (not just the acceptability) of the accounting principles, the reasonableness and clarity of the financial statement disclosures, and such other matters as are required to be reviewed with them under the standards promulgated by the Public Company Accounting Oversight Board (United States). Also discussed with both management and the independent auditors were the design and efficacy of the company’s internal controls over financial reporting.

In addition, the audit committee received from and discussed with the independent auditors the written disclosure required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”) and considered the compatibility of non-audit services rendered to Arrow with the auditors’ independence. The committee also discussed with the independent auditors those matters required to be considered by Statement on Auditing Standards No. 61 (“Communication with Audit Committees”), as amended.

The audit committee also discussed with the independent auditors and Arrow’s internal audit group the overall scope and plans for their respective audits. The committee periodically met with the independent auditors and the internal audit group, with and without management present, to discuss the results of their examinations, their evaluations of Arrow’s internal controls, and the overall quality of Arrow’s financial reporting.

In reliance on these reviews and discussions, the audit committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the SEC.

Stephen C. Patrick, Chairman
Richard S. Hill
M.F. (Fran) Keeth
Karen Gordon Mills
John C. Waddell

PRINCIPAL ACCOUNTING FIRM FEES

The aggregate fees billed by Arrow’s principal accounting firm, Ernst & Young LLP, for auditing the annual financial statements and the company’s internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act and related regulations included in the Form 10-K, the reviews of the quarterly financial statements included in the Forms 10-Q, statutory audits, assistance with and review of documents filed with the SEC and consultations on various accounting and reporting matters for each of the last two fiscal years are set forth as “Audit Fees” in the table below.

Also set forth for the last two fiscal years are “audit-related” fees. Such fees are for services rendered in connection with business acquisitions, employee benefit plan audits, and other accounting consultations. Tax fees relate to assistance in tax return preparation and tax audits, tax interpretation and compliance, and transfer pricing in various tax jurisdictions around the world. Ernst & Young did not provide any services related to financial information systems design or implementation or personal tax work or other services for any of the company’s executive officers or members of the Board of Directors.

	2006	2005

Audit Fees	$6,378,810	$6,167,050
Audit-Related Fees	219,110	272,500
Tax Return and Compliance Fees	391,736	355,869
Other Tax Related Fees	471,367	714,331

Total	$7,461,023	$7,509,750

The amounts in the table above do not include fees charged by Ernst & Young to Marubun/Arrow, a joint venture between the company and the Marubun Corporation, which totaled $194,441 (audit-related fees) and $12,662 (tax fees) in 2006, and $145,300 (audit-related fees) and $20,100 (tax fees) in 2005.

Consistent with the audit committee charter, all audit, audit-related, tax return and compliance and other tax related services were pre-approved by the audit committee, or by a designated member thereof. The committee has determined that the provision of the non-audit services described above is compatible with maintaining Ernst & Young’s independence.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF AUDITORS

Shareholders will be asked to ratify the appointment of Ernst & Young as Arrow’s independent auditors for 2007. Arrow expects that representatives of Ernst & Young will be present at the meeting with the opportunity to make a statement if they desire to do so and that they will be available to answer appropriate inquiries raised at the meeting.

The Board recommends that the shareholders vote for the ratification of the appointment of Ernst & Young LLP.

REPORT OF THE COMPENSATION COMMITTEE

The substantive discussion of the material elements of all of the company’s executive compensation programs and the determinations by the committee with respect to compensation and executive performance for 2006 are contained in the Compensation Discussion and Analysis that follows this report. The committee has reviewed the Compensation Discussion and Analysis with the management representatives responsible for its preparation and their compensation consultants. In reliance on these reviews and discussions, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in the Definitive Proxy Statement on Schedule 14A for the fiscal year ended December 31, 2006 for filing with the SEC and be incorporated by reference in the company’s Annual Report on Form 10-K for 2006.

Barry W. Perry, Chairman
Daniel W. Duval
M.F. (Fran) Keeth
Roger King
Karen Gordon Mills

COMPENSATION DISCUSSION AND ANALYSIS

The compensation committee of the Board of Directors and the company’s senior management review the company’s executive compensation and benefit programs to ensure that they are consistent with the company’s compensation philosophy, which requires that each of those programs aim to achieve the following objectives:

•	support the achievement of Arrow’s vision, business strategy, and operating imperatives;

•	reinforce a high-performance culture with clear emphasis on accountability and variable compensation;

•	align the interests of senior management with those of shareholders;

•	ensure plan designs and actions reflect good corporate governance practices;

•	provide fully competitive total compensation opportunities; and

•	ensure a reasonable return on the company’s total compensation expenditures.

Following is a discussion of each of the company’s executive compensation programs, its objectives, and what it is designed to reward. The various elements of the compensation of each of the named executive officers is described, as is the reason it was provided, the procedures for determining the levels at which it was provided and its relationship to the other elements of compensation and the company’s overall compensation objectives.

The amounts received or earned by the Chief Executive Officer and each of the other named executives in or with respect to 2006 under the programs are included in the various tables below. Future compensation and benefit commitments the company has undertaken with respect to the Chief Executive Officer and each of the other named executives are also discussed below and disclosed in tabular format.

Each of these matters is addressed below following the discussion of the applicable plan and the 2006 compensation paid in connection with it.

Benchmarking

The company uses a variety of compensation programs that are designed to work together to reward the company’s executives for sustained performance in light of market conditions, industry trends and the performance of the company’s competitors. Benchmarking is used with respect to both the individual programs used and compensation levels selected, and the compensation packages as a whole to ensure that they will be effective in attracting and retaining talented executives capable of achieving the company’s objectives.

The compensation committee, in consultation with management, reviews the competitiveness of the compensation offered to the company’s executives relative to those companies and industries identified as peers or competitors for talent. Such companies include Arrow’s competitors, customers and suppliers, and companies of similar size and scope from other industries worldwide. The lists of companies used for compensation benchmarking is attached as Annex A.

Compensation Process

Arrow manages to a total compensation philosophy, meaning that decisions regarding each element of compensation, as well as total compensation, are made in consideration of the individual’s contributions, current compensation structure, market conditions and the furtherance of the company’s overall goals.

The compensation committee reviews each element of each executive officer’s compensation annually. For executives other than the Chief Executive Officer, that review begins with the recommendations made to the committee by the Chief Executive Officer, which includes both a recommended total target compensation (the amount the executive will earn if 100% of his or her targets and goals are achieved) and the suggested allocation among the forms of compensation. These recommendations are based on individual performance, the scope of the executive’s duties and their relationship to the goals of the company and competitive compensation market data for both the peer group discussed above and industry generally. For each executive, the committee also considers these recommendations in light of the compensation levels of other company executives, levels of responsibility, prior experience, breadth of knowledge, and job performance. The committee considers a similar range of factors in setting compensation for the Chief Executive Officer.

A description of the objectives of each element of Arrow’s executive compensation program is set forth below. The actual amounts paid under each program to each of the named executive officers are found on the Summary Compensation table at the end of this section.

Base Salary

Base salary is an integral component of overall total compensation. The primary purpose of base salary is to recognize an employee’s level of responsibility, immediate contributions, knowledge, skills, experience, and abilities. Salary is also designed to attract top candidates.

As is further discussed below under the heading “Employment Agreements”, each of the named executive officers has an employment agreement, which provides for a minimum base salary. Each year the committee evaluates whether it is appropriate to approve salaries in excess of the contractual minimums. In conducting its salary deliberations, the compensation committee does not strictly tie senior executive base pay to a defined competitive standard or the passage of time. Rather, salary increases are based on the individual contributions expected of and contributed by each of the executives.

The Chief Executive Officer’s base salary was evaluated based on Mr. Mitchell’s level and scope of responsibility and his contributions during the past year to the company’s success, as well as on his knowledge, skills, experience, and abilities. These were reviewed against prevailing levels of pay among chief executives of the benchmarked companies (described above under the heading “Benchmarking”) and relative compensation levels of the other executive officers of the company. Based upon these criteria, the committee increased Mr. Mitchell’s base salary from $850,000 to $890,000 for 2006.

In addition to his base salary, Mr. Mitchell receives an annual payment of $100,000 which replaced the company’s prior contractual obligation to cover a number of expenses on behalf Mr. Mitchell, including, among other things, expenses related to club dues, automobile and local transportation, tax preparation, and financial planning. (This amount is part of the $990,000 total appearing under the heading “Salary” in the Summary Compensation Table, below.)

Mr. Reilly’s base salary went from $419,997 in 2005 to $425,000 in 2006, in recognition of the increasing value of his contributions as Chief Financial Officer, as well as the competitive and other factors discussed above.

In connection with his assumption of the role of Chairman of Arrow’s EMEASA (Europe, Middle East, Africa and South America) business, Mr. Fanelli entered into an amended contract with the company (discussed under the heading, “Employment Agreements” below) and received his contractual base salary of $494,158 in 2006 (the amount was set and paid in euros and converted at the average exchange rate for 2006.)

Mr. Kong joined the company in March 2006, and received salary at his contractual rate, $400,000 per year, during 2006.

Mr. Long’s base salary went from $419,998 in 2005 to $460,000 in 2006 as he added the presidency of the company’s Asia/Pacific components business to his responsibilities as president of the company’s North American components business. During 2006, Mr. Long led the development, and assumed the presidency, of the company’s new Arrow Global Components business.

The base salary adjustments discussed above also reflect the committee’s continued emphasis on variable compensation as the most effective way to motivate executives and align their achievements with the company’s goals, while maintaining base salaries at levels that are in line with those at the companies with which Arrow competes for talent.

Variable Compensation

Variable compensation, in the form of cash bonuses and equity awards linked to the achievement of certain goals, plays a significant role in executives’ overall compensation and Arrow’s pay-for-performance philosophy.

Arrow’s variable compensation programs have the following objectives:

•	focus on organizational priorities and performance;

•	align compensation with the achievement of organizational strategies and financial goals;

•	reward exceptional individual and organizational performance; and

•	develop and retain exceptional executives.

Arrow’s variable compensation is administered through plans that are designed to drive and reward short-term performance (annual), medium-term performance (over a period of three years) and long-term performance (over a period of up to ten years.) Participation varies based on an individual’s performance and role in the organization as well as prevalent market practice. All of the named executive officers participate in each program.

Short-Term Incentive Program — Annual Cash Bonus

Short-term incentives, which are administered through the Management Incentive Compensation Plan, are used to reward employees for individual and company performance on an annual basis while ensuring that Arrow’s compensation practices remain competitive with practices at the benchmarked companies. Arrow’s short-term incentives serve to reinforce pay for performance and individual accountability for optimizing operating results throughout the year and driving profitability, efficiency and shareholder value. Each participant’s short-term incentive program comprises financial targets, the achievement of which is linked to 80% of the targeted annual incentive, and individual, non-financial goals, the achievement of which is linked to 20% of the targeted annual incentive.

Management, in consultation with the compensation committee, establishes short-term financial targets that relate to one or more key indicators of corporate financial performance. For 2006, these financial targets were based on a mix of the company’s achievement of specified levels of operating income and average net working capital as a percentage of sales. For corporate executives, including Messrs. Mitchell and Reilly among the named executive officers, the operating income and working capital financial targets are based on the results obtained by Arrow as a whole. For operating group executives, including Messrs. Fanelli, Long and Kong, the results obtained by their individual operating groups are also factors. The goal reflected in the targets selected is superior performance, which is generally defined as performance beyond both the company’s historical achievements and the projected growth of the markets in which the company operates.

In 2006, for the named executive officers to earn 100% of their targeted total short-term incentive, the company had to achieve specified operating income targets that ranged between $30 million (on an operating group level) to $554 million (at the consolidated corporate level) and targets for net working capital, expressed as a percentage of sales, that ranged between 16.2% and 24%. For the operating group executives, Messrs. Long, Fanelli and Kong, three quarters of the financial portion of the annual incentive is determined by the performance of the executive’s operating group and one quarter of it is determined by the performance of Arrow overall. Executives have the potential to earn anywhere from 0% to 200% of their targeted short-term incentive compensation depending on the operating income and net working capital percentages actually attained.

The two financial metrics, operating income and net working capital as a percentage of sales, determine 80% of each executive’s incentive opportunity. Several non-financial goals, the achievement of which drives 20% of the total short-term incentive opportunity, are set at the beginning of each year for the Chief Executive Officer by the compensation committee and for each of the other named executive officers by the Chief Executive Officer. They comprise a variety of specific, measurable, strategic and tactical goals appropriate to the individual participant’s role in furthering the objectives of the company and/or the executive’s business unit as appropriate. By way of example, included among 2006 non-financial goals were:

•	Obtaining board approval of a regional strategy;

•	identifying and engaging with strategic partners for a particular project;

•	the completion of specific CPI (continuous process improvement) projects;

•	the successful recruitment of highly qualified candidates for key management vacancies; and,

•	demonstrably increasing employee engagement in specified areas of the company.

The participants’ actual 2006 awards were determined at year-end based on the performance of the company or business unit, as applicable, against the targets discussed above, and the attainment of the individual, non-financial goals. For 2006, the named executive officers other than Mr. Mitchell, whose award is discussed below, achieved between 93.1% and 141.5% of their respective financial targets (80% of the targeted short-term incentive opportunity) and between 0% and 150% of their respective individual, non-financial targets (20% of the targeted short-term incentive opportunity.) The specific amount paid to each of the named executive officers is set forth on the Summary Compensation Table below, with the non-financial target results included under the heading “Bonus” and the financial target results included under the heading “Non-Equity Incentive Plan Compensation”.

Mr. Mitchell’s 2006 short-term incentive was provided under the terms of the Omnibus Incentive Plan, which provides for a performance-based bonus to Mr. Mitchell, as defined by Section 162(m) of the Internal Revenue Code. The purpose of the Chief Executive Officer’s bonus is to motivate the Chief Executive Officer to achieve strategic, financial and operating objectives, and to reward contributions towards improvement in financial performance, while insuring that all compensation paid the Chief Executive Officer is a deductible business expense of the company.

The maximum bonus to be awarded to the Chief Executive Officer each year is determined by a formula, which is based on a percentage of net income above a set minimum and average net working capital. For 2006, the maximum bonus which could have been awarded under the formula was $3,536,140. The committee has the discretion to determine the actual amount of the bonus to be paid, up to the maximum, and does so based on the achievement of the performance goals it has set for the Chief Executive Officer. In 2006, those performance goals targeted earnings per share of $2.49 and net working capital at 17% of sales. In determining the degree to which they would exercise their “negative discretion” as permitted by Section 162(m), the committee considered the level of achievement by the company of the financial targets, other goals, internal pay equity concerns, competitive considerations and the amounts paid for performance in prior years and awarded Mr. Mitchell a bonus of $1,100,000 for 2006.

Medium-Term Incentive Program — Performance Share Awards and Restricted Stock

Arrow provides medium-term incentives to its executives through awards of performance shares and restricted stock under the Omnibus Incentive Plan. Performance share awards maintain a medium-term timeframe, fostering retention, and exposure to share price variability, fostering greater alignment with shareholder interests, but because the executive will earn from 0% to 200% of the targeted number of shares depending on specific performance metrics (discussed below) they more accurately and specifically align compensation with the achievement of corporate goals upon which the executive can have a direct impact.

Grants of restricted stock vest over a four-year period. Only the market price of the shares is variable, however, and though this aligns the interests of the executive with the interests of the shareholder, market price variability (both positive and negative) often reflects forces beyond the executive’s control.

Accordingly, in 2004, performance shares replaced restricted stock as the principle medium-term incentive compensation vehicle. In 2006, restricted stock grants were only given to Mr. Kong upon his hiring and to Mr. Mitchell in connection with his assumption of the role of Chairman. (Both of these awards are described in more detail following the Summary Compensation Table, below.)

Performance Share Awards under the Medium-Term Incentive Program link executive compensation to improvements in the company’s financial results and the performance of its common stock over a three-year period. Under such awards, each year begins a new three-year performance cycle for which the compensation committee establishes financial targets and performance share targets for participating executives. The financial targets are based on each participant’s level and breadth of responsibility, his or her potential contribution to the success of the company, and competitive considerations. Each participant’s actual award is determined at the end of each three-year cycle based on how the company’s actual performance compares with such goals, and settled with the payment of shares of Arrow common stock. Awards may range between 0% and 200% of the target number of performance shares.

Except in the event of death, disability or a termination that follows a change of control of the company, under the terms of the plan, performance shares are forfeited by the participant if he or she leaves the company prior to the vesting of a complete performance cycle. (Forfeiture and the impact of various termination scenarios under each of the incentive plans are discussed more fully below, under the heading “Agreements and Potential Payments upon Termination or Change of Control.”)

The 2004-2006 performance share cycle was the first completed under the Medium-Term Incentive Program, and, accordingly, the company does not have historical data regarding the success with which participants have attained the established targets. Like the short-term financial goals, these targets are designed to drive progress towards the company’s long-term success. The compensation committee established the medium-term target performance metrics at a level designed to significantly challenge the participants.

For the first cycle the target was an average EBIT percentage (earnings before interest and taxes divided by sales) of 4.8% over the three-year period of the cycle, as adjusted by the committee under the terms of the plan to exclude the impact of certain items such as those related to acquisitions and restructurings. Each named executive officer received 87.5% of target compensation for the 2004-2006 performance cycle. Actual shares awarded with respect to the 2004-2006 cycle are set forth below:

Performance
Shares Awarded
William E. Mitchell	43,750
Paul J. Reilly	6,825
Germano Fanelli	6,825
Peter T. Kong	N/A
Michael J. Long	6,825

For the 2006-2008 performance share cycle, consistent with and in furtherance of the company’s medium-term financial goals, the compensation committee established a target based on a return on invested capital for 2008, the last year of the cycle, of 13%. The number of performance shares which may be earned by the named executives under the 2006-2008 award is set forth below on the table entitled “Grants of Plan-Based Awards”.

Mr. Mitchell received a performance share award with a target of 50,000 shares under the Medium-Term Incentive Program for the 2006-2008 performance cycle. The goals, targets and metrics of this award are the same as those discussed above for the other named executive officers. As noted above under the heading “Director Compensation”, Mr. Mitchell also received an award of 20,000 shares of restricted stock in recognition of his assumption of the role of Chairman of the Board.

Long-Term Incentive Program — Options

The company provides long-term incentives to its executives through grants of stock options under the Omnibus Incentive Plan. Stock options are designed to reinforce the importance of producing satisfactory returns to shareholders over the long-term and align the interests of the executives with those of the shareholders by providing the executives with the opportunity to acquire common stock of the company. Options are also issued to support executive retention.

The exercise price of each stock option is equal to 100% of the closing market price of the company’s common stock on the grant date. Stock options become exercisable in equal amounts on the first, second, third and fourth anniversaries of the grant date and have a maximum term of ten years.

Each year, the compensation committee reviews prior stock option grants and makes grant decisions based on its assessment of each executive’s contribution, potential contribution and performance during the prior year and on the option grant practices of the benchmarked companies discussed above under the heading “Benchmarking”. It is the practice of the Board to grant stock options at the first regularly scheduled board meeting of the calendar year. Grants associated with the hiring or promotion of participants are made at the next regularly scheduled meeting of the Board that follows such an event. Limiting stock option grants to regularly scheduled meetings and only issuing stock options with an exercise price based on fair market value at the grant date ensures that participants will derive benefits only as shareholders realize corresponding gains over an extended time period. None of the options granted by the company, discussed elsewhere throughout this proxy statement, have been repriced, replaced or modified in any way since the time of the original grant.

Mr. Mitchell was awarded 100,000 stock options under the Long-Term Incentive Program in 2006, Mr. Reilly 15,000 options, Mr. Fanelli 5,000 options and Mr. Long 20,000 options. Mr. Kong received 23,000 options, the first-year grant set forth in his employment agreement. For more detail, see the Grant of Plan Based Awards table, below.

Retirement Programs and Other Benefits

In keeping with its total compensation philosophy and in light of the need to provide a total compensation and benefit package which is competitive with those offered at the benchmarked companies, the committee believes that several retirement and other benefit programs should be made available to the company’s executive officers.

Supplemental Executive Retirement Plan

The company maintains the Arrow Electronics, Inc. Supplemental Executive Retirement Plan (the “SERP”), an unfunded retirement plan in which 26 current and former executives selected by the Board participate. The committee believes that the SERP encourages long-term retention and is an appropriate supplement for executive retirement and financial planning because it is a non-qualified retirement plan which is not subject to the limits on company and employee contribution that are required for the qualified plans the company maintains for all employees.

All of the named executive officers, except for Mr. Fanelli, participate in the SERP, the details of which are discussed below under the heading “Supplemental Executive Retirement Plan.”

Deferred Compensation

In order to encourage long-term retention and facilitate executive retirement and financial planning, the company maintains a compensation deferral plan pursuant to which corporate executives may defer pre-tax compensation including up to 80% of salary and 100% of bonuses, incentive compensation and performance shares. Of the named executives, only Mr. Mitchell participates in the deferral plan. His participation and earnings on the amount deferred are reflected under the heading “Change in Pension Value and NQDC Earnings” in the Summary Compensation Table, below. The deferred compensation plan is discussed in more detail under the heading “Deferred Compensation Plans,” below.

Qualified Plans

The named executive officers, other than Mr. Fanelli, also participate in the qualified plans available to all of Arrow’s U.S. employees, the ESOP and the Arrow 401(K) Savings Plan. Company contributions on their behalf to these plans are included under the heading “All Other Compensation” on the Summary Compensation Table and detailed on the All Other Compensation — Detail table, below. Mr. Fanelli does not participate in any company sponsored retirement plans and participates in the Italian State sponsored plan.

Management Insurance Plan

All of the named executive officers, other than Mr. Fanelli, participate in Arrow’s Management Insurance Program. In the event of the death of the executive, the company provides a life insurance benefit to the executive’s named beneficiary equal to four times the executive’s final planned total annual performance-based compensation.

Current death benefits for each participating executive are set forth on the Potential Payouts Upon Termination table, below. Premiums paid by the company on behalf of each executive are included under the heading “All Other Compensation” on the Summary Compensation Table below and set forth specifically under the heading “Management Insurance Plan” on the All Other Compensation Table — Detail, below.

COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

Summary Compensation Table

The following table provides certain summary information concerning the compensation of the named executive officers for 2006.

Summary Compensation Table

						Non-Equity	Change in
						Incentive Plan	Pension Value	All Other
				Stock	Option	Compen-	and NQDC	Compen-
Name and		Salary	Bonus	Awards	Awards	sation	Earnings	sation	Total
Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)

William E. Mitchell	2006	990,000	380,880	1,915,976	1,202,297	719,120	809,550	157,501	6,175,324
Chief Executive Officer
Paul J. Reilly	2006	425,000	71,287	289,069	136,978	178,713	116,550	55,676	1,273,273
Chief Financial Officer
Germano Fanelli(7)	2006	494,158	—	200,986	100,477	300,000	N/A	1,439,199	2,534,820
Chairman, Arrow EMEASA
Michael J. Long	2006	460,000	71,935	330,325	174,316	268,065	169,978	76,668	1,551,287
President, Arrow Global Components
Peter T. Kong	2006	300,000	61,200	120,900	54,920	178,800	10,091	600,554	1,326,465
President, Arrow Asia/Pacific

(1)	Amounts shown under the heading “Bonus” for each of the named executive officers are the actual amounts paid under that portion of the of the short-term Management Incentive Compensation Plan award based on each officer’s specific individual (non-financial) goals (20% of the total incentive at target) and any discretionary adjustments made by the compensation committee.

(2)	The amounts under “Stock Awards” include, for each of the named executive officers, an amount equal to the 2006 expense to the company for each of their performance share awards calculated utilizing the provisions of

Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-based Payments.” For the assumptions underlying the valuation, see Note 12 of the consolidated financial statements in the Company’s Annual Report for the year ended December 31, 2006. For Messrs. Mitchell and Kong, also included is a one-time grant of 20,000 restricted shares each, valued at the fair market value of the company’s stock at the date of grant. Mr. Mitchell was granted restricted shares in May 2006 in recognition of his assumption of the duties of Chairman of the Board in May 2006, and Mr. Kong received his grant in March 2006 upon joining the company. With respect to the restricted shares, each grant vests, in equal parts, on the first, second, third and fourth anniversaries of the grant date.

(3)	Amounts shown under the heading “Option Awards” also reflect the SFAS 123R expense taken for each named executive officer in 2006 in connection with their respective grants of stock options. For assumptions underlying the valuation of 2004, 2005 and 2006 option awards, see Note 1 to the consolidated financial statements in the Company’s Annual Report for the year ended December 31, 2006. Stock options granted to the named executive officers in 2002 and 2003 have been valued utilizing the Black-Scholes option pricing model, based on the following assumptions: i) exercise price of $26.45 for options granted in 2002, $12.18 for options granted on 2/3/2003 and $13.85 for options granted on 2/27/2003; ii) risk free interest rate of 3.879% for 2002, 2.55% for 2/3/2003 and 2.227% for 2/27/2003; iii) expected life of 4 years for 2002 and 2003; iv) expected volatility of 55% for 2002 and 60% for 2003; and v) expected dividend yield of 0 for 2002 and 2003.

(4)	The amounts shown under “Non-Equity Incentive Plan Compensation” are the actual amounts paid on that portion of the short-term Management Incentive Compensation Plan awards based on financial targets (80% of the total target incentive at target.)

(5)	The amounts shown under the heading “Change in Pension Value and NQDC Earnings” include the difference in the present value of each officer’s retirement benefit on December 31, 2005 and on December 31, 2006 under the SERP, discussed below under the heading “Supplemental Executive Retirement Plan.” For Mr. Mitchell the amount shown also includes a portion of the interest earned by his deferred compensation account. Mr. Mitchell deferred $270,000 of his 2005 incentive award. The actual rate of return on the investment chosen by Mr. Mitchell for his deferral account was greater than 120% of the December 2006 applicable federal long-term rate or 5.89%, and is considered “above-market”. That “above-market” portion, $23,761 of the total of $62,189, is included in this column. Mr. Fanelli does not participate in any company sponsored retirement plans and participates in the Italian State sponsored plan (See the All Other Compensation — Detail table, below.)

(6)	See the All Other Compensation — Detail table, below.

(7)	Mr. Fanelli’s 2006 compensation was paid in euros. His reported compensation has been converted to U.S. dollars using the average 2006 exchange rate of 0.796. Mr. Fanelli participates in a mandatory pension plan in which all benefit values are stipulated by Italian law. He does not participate in any corporate-sponsored retirement plans.

Each of the named executive officers has an employment agreement which impacts or defines certain of the elements of the compensation shown above. The material terms of those agreements are discussed below under the heading “Employment Agreements.”

All Other Compensation — Detail

This table sets forth each of the elements comprising each named executive officer’s “All Other Compensation” from the Summary Compensation Table, above.

All Other Compensation — Detail

				Benefits
						20%
	Perquisites					Federal Tax	Special Compensation / Other
			Personal			Assistance		Profit
	Management		Use of		401(k)	on		Sharing
	Insurance	Car	Company		Company	Restricted	Contract	Bonus	Tax
Name	Program ($)	Allowance ($)	Assets ($)	ESOP ($)	Contribution ($)	Stock Vest ($)	Items ($)	Payout ($)	Gross-Up ($)	Total ($)

William E. Mitchell(1)	25,837	—	39,961	6,600	6,600	78,503	—	—	—	157,501
Paul J. Reilly	5,583	10,200	—	6,600	6,600	26,693	—	—	—	55,676
Germano Fanelli(2)	20,960	5,783	—	—	134,023	—	441,067	419,704	417,662	1,439,199
Michael J. Long(3)	7,878	10,200	11,016	6,600	6,600	26,693	—	—	7,681	76,668
Peter T. Kong(4)	20,020	—	—	—	—	—	580,534	—	—	600,554

(1)	Mr. Mitchell’s “Personal Use of Company Assets” consists of the incremental cost to the company of personal use of aircraft in which the company owns fractional interests, of which $20,955 related to travel in connection with Mr. Mitchell’s service on the board of the Rogers Corporation. “Incremental cost” is calculated as the sum of fuel cost, cost for hours used, total federal excise tax and segment fees, less reimbursements received from Mr. Mitchell and the Rogers Corporation. In addition, Mr. Mitchell’s family members and associates have, on occasion, accompanied him on business trips at no incremental cost to the company.

(2)	All amounts for Mr. Fanelli were paid in euros. His reported compensation has been converted to U.S. dollars using the average 2006 exchange rate of 0.796. Mr. Fanelli does not participate in the Management Insurance Program. The amount shown in that column represents the company’s contribution to the Italian state-mandated business accident insurance fund. Mr. Fanelli does not participate in the 401(k) program. The amount shown in the 401(k) column represents the company contribution to the Italian state-sponsored mandatory pension plan. The amount shown under “Contract Items” is a payment for which the net amount was specified in his employment agreement, described below, and the amount under the heading “tax gross-up” was the payment required to achieve that net payment.

(3)	Mr. Long’s “Personal Use of Company Assets” represents the cost to the company of Mr. Long’s use of an apartment leased by the company adjacent to its headquarters in Melville, New York. The “Tax Gross-Up” amount shown was intended to offset the personal tax consequences to Mr. Long of the imputed income related to the use of the apartment. In addition, a member of Mr. Long’s family on one occasion accompanied him on a business trip at no incremental cost to the company.

(4)	Under the terms of his employment agreement, Mr. Kong received an initial sign-on bonus of $500,000, shown under the heading “Contract Items”. Also included is an expatriate allowance of $80,534 comprising $41,044 for housing, $3,100 for utilities, $8,890 for transportation, $11,419 as a cost of living adjustment and $16,081 for other relocation expenses.

Grants of Plan-Based Awards

The following table provides information regarding the awards of performance shares and restricted stock pursuant to the Management Incentive Compensation Program to each of the named executive officers in respect of employment during 2006. Of the values shown on this table, the actual payments made in 2006 under the Non-equity Incentive Plan are included on the Summary Compensation Table, above. The portion of the expense to the company associated with the 2006 awards of equity incentive plans and stock options is also reported there.

Grants of Plan-Based Awards

									All Other
									Option
								All Other	Awards:		Grant Date
								Stock Awards:	Number of	Exercise or	Fair Value of
		Estimated Possible Payouts Under			Estimated Future Payouts Under			Number of	Securities	Base Price of	Stock and
		Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			Shares of	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)(3)	(#)(4)	($/Sh)	($)(5)

William E. Mitchell(6)	—	178,000	712,000	1,424,000	—	—	—	—	—	—	—
	5/2/06	—	—	—	—	—	—	20,000	—	—	723,000
	2/27/06	—	—	—	12,500	50,000	100,000	50,000	—	—	1,779,500
	2/27/06	—	—	—	—	—	—	—	100,000	35.59	1,341,750

Paul J. Reilly(7)	—	42,500	170,000	340,000	—	—	—	—	—	—	—
	2/27/06	—	—	—	2,500	10,000	20,000	10,000	—	—	355,900
	2/27/06	—	—	—	—	—	—	—	15,000	35.59	201,263

Germano Fanelli(8)	—	53,217	212,868	425,736	—	—	—	—	—	—	—
	2/27/06	—	—	—	750	3,000	6,000	3,000	—	—	106,770
	2/27/06	—	—	—	—	—	—	—	5,000	35.59	67,088

Michael J. Long(9)	—	69,000	276,000	552,000	—	—	—	—	—	—	—
	2/27/06	—	—	—	3,000	12,000	24,000	12,000	—	—	427,080
	2/27/06	—	—	—	—	—	—	—	20,000	35.59	268,350

Peter T. Kong(10)	—	48,000	192,000	384,000	—	—	—	—	—	—	—
	3/17/06	—	—	—	—	—	—	20,000	—	32.24	644,800
	3/17/06	—	—	—	—	—	—	—	23,000	32.24	279,450

(1)	These columns indicate the potential pay-out for each named executive officer of that portion of his 2006 short-term Management Incentive Compensation Plan award which is based on financial targets (80% of the total target incentive at target.) The threshold payment begins at the achievement of 25% of the targeted goal, the target amount at achievement of 100% of the goal, and payment carries forward to a maximum payout of 200% of the target amount. Mr. Mitchell’s program, under the company’s Omnibus Incentive plan, has the same threshold, target and maximum requirements. The actual amounts paid to each of the named executive officers under this plan for 2006 are set forth under the heading “Non-Equity Incentive Plan Compensation” on the Summary Compensation Table.

(2)	These columns indicate the potential number of shares which will be earned based each of the named executive officer’s performance share award under the medium — term incentive program for 2006. The threshold payment begins at the achievement of 25% of the targeted goal, the target amount at achievement of 100% of the goal, and payment carries forward to a maximum payout of 200% of the target amount.

(3)	This column reflects the number of restricted stock shares and performance shares granted in 2006 as a part of the medium-term Management Incentive Plan, including those awards reflected in the estimated payout section referenced in footnote 2, above. The terms of these awards are discussed under the heading “Medium-Term Incentive Program — Performance Share Awards and Restricted Stock”, above.

(4)	This column, and the two that follow reflect the number of stock options granted in 2006, their exercise price, and the closing stock value on the date of grant. The terms of these grants are described above, under the heading “Long-Term Incentive Program — Options.”

(5)	Grant date fair values for restricted stock and performance shares reflect the number of shares awarded (at target for the performance shares) times the grant date closing market price of Arrow common stock. Grant date fair values for stock option awards are calculated using the Black-Scholes option pricing model based on assumptions set forth at Note 1 to the company’s Consolidated Financial Statements in its Annual Report on Form 10(K).

(6)	In 2006, Mr. Mitchell was granted 20,000 shares of restricted stock, a 50,000 share performance plan opportunity and 100,000 stock options.

(7)	In 2006, Mr. Reilly was granted a 10,000 share performance plan opportunity and 15,000 stock options.

(8)	Mr. Fanelli’s “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” has been converted from euros to U.S. dollars using the average 2006 exchange rate of 0.796. In 2006, Mr. Fanelli was granted a 3,000 share performance plan opportunity and 5,000 stock options.

(9)	In 2006, Mr. Long was granted a 12,000 share performance plan opportunity and 20,000 stock options.

(10)	In 2006, Mr. Kong was granted a special sign-on grant consisting of 20,000 shares of restricted stock and 23,000 stock options.

Outstanding Equity Awards at Fiscal Year-End

The Outstanding Equity Table shows: (i) the number of outstanding stock option awards that are vested and unvested; (ii) the exercise price and expiration date of these options; (iii) the aggregate number and value as of December 31, 2006 of all unvested restricted stock; and (iv) the aggregate number and value as of December 31, 2006 of all performance shares granted under a performance plan whose performance period has not yet been completed.

The values ascribed to these awards on the table below may or may not be realized by their recipients, depending on share prices at the time of vesting or exercise and the achievement of the metrics upon which the performance share awards depend. Each amount on this table is based on the closing market price of the company’s common stock on December 31, 2006, which was $31.55. For each named executive officer, the expense taken by the company during 2006 with respect to each award is included in the Summary Compensation Table, above. For additional information regarding the impact of a change of control on equity awards, see the table below under the heading “Stock Option, Restricted Stock and Performance Share Award Agreements”.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
							Equity	Equity
							Incentive	Incentive
						Market	Plan Awards:	Plan Awards:
						Value of	Number of	Market or
	Number of	Number of			Number of	Shares or	Unearned	Payout Value of
	Securities	Securities			Shares or	Units of	Shares, Units	Unearned
	Underlying	Underlying			Units of	Stock Held	or Other	Shares, Units or
	Unexercised	Unexercised	Option		Stock Held	that Have	Rights That	Other Rights
	Options	Options	Exercise	Option	That Have	Not Yet	Have Not Yet	That Have Not
	Exercisable	Unexercisable	Price	Expiration	Not Vested	Vested	Vested	Yet Vested
Name	(#)	(#)	($)(1)	Date(1)	(#)(2)	($)(2)	(#)(3)	($)(3)

William E. Mitchell	50,000	50,000	12.18	02/03/13	—	—	—	—
	37,500	37,500	24.60	02/27/14	—	—	—	—
	25,000	75,000	26.90	02/28/15	—	—	—	—
	—	100,000	35.59	02/27/16	—	—	—	—
	—	—	—	—	31,250	985,938	165,000	5,205,750
Paul J. Reilly	3,500	—	32.25	12/18/07	—	—	—	—
	4,000	—	15.44	03/03/09	—	—	—	—
	7,500	—	20.38	12/15/09	—	—	—	—
	7,500	—	25.85	02/21/11	—	—	—	—
	7,500	—	22.50	10/08/11	—	—	—	—
	10,000	—	26.45	02/27/12	—	—	—	—
	7,500	2,500	13.85	02/27/13	—	—	—	—
	5,000	5,000	24.60	02/27/14	—	—	—	—
	3,750	11,250	26.90	02/28/15	—	—	—	—
	—	15,000	35.59	02/27/16	—	—	—	—
	—	—	—	—	2,375	74,931	25,800	813,990
Germano Fanelli	7,500	—	32.25	12/18/07	—	—	—	—
	—	2,500	13.85	02/27/13	—	—	—	—
	—	6,000	24.60	02/27/14	—	—	—	—
	3,000	9,000	26.90	02/28/15	—	—	—	—
	—	5,000	35.59	02/27/16
	—	—	—	—	1,250	39,438	18,800	593,140
Michael L. Long	7,000	—	26.45	02/27/12	—	—	—	—
	2,500	2,500	13.85	02/27/13	—	—	—	—
	5,500	5,500	24.60	02/27/14	—	—	—	—
	4,500	13,500	26.90	02/28/15	—	—	—	—
	—	20,000	35.59	02/27/16	—	—	—	—
	—	—	—	—	2,375	74,931	29,800	940,190
Peter T. Kong	—	23,000	32.24	03/17/16	—	—	—	—
	—	—	—	—	20,000	631,000	—	—

(1)	These columns reflect the exercise price and expiration date, respectively for all of the stock options under each award. Each option was granted ten years prior to its expiration date. All of the awards were issued under the Long-Term Incentive Program discussed above. All of the awards vest in four equal amounts on the first, second, third and fourth anniversaries of the grant date, and have an exercise price equal to the closing market price of the common stock on the grant date.

(2)	These columns reflect the number of unvested restricted shares held by each named executive office under each award of restricted shares and the dollar value of those shares based on the closing market price of the company’s common stock on December 31, 2006.

(3)	These columns show the number of shares of Arrow common stock each named executive officer would receive under each grant of performance shares assuming that the financial targets associated with each award are achieved at 100%. The shares are valued at the 2006 year-end share closing market price, $31.55.

Options Exercised and Stock Vested in Last Fiscal Year

The following table provides information concerning the value realized by each named executive officer upon the exercise of stock options and the vesting of restricted shares during 2006.

The value realized on the exercise of stock options shown below is based on the difference between the exercise price per share paid by the executive and the closing market price of the common stock on the exercise date. The value realized on the vesting of restricted shares is based on the number of shares vesting and the closing market price of the common stock on the vesting date.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares		Number of
	Acquired on	Value Realized	Shares Acquired	Value Realized
Name	Exercise (#)	on Exercise ($)	on Vesting (#)	on Vesting ($)

William E. Mitchell	100,000	2,070,659	11,250	392,513
Paul J. Reilly	—	—	3,750	133,463
Germano Fanelli	28,500	275,323	1,875	66,731
Michael L. Long	10,000	27,666	3,750	133,463
Peter T. Kong	—	—	—	—

Supplemental Executive Retirement Plan

Arrow maintains an unfunded Supplemental Executive Retirement Plan under which the company will pay supplemental pension benefits to certain employees upon retirement. There are 26 current and former corporate officers participating in the SERP. The Board determines who is eligible to participate.

For participants other than Mr. Mitchell, the gross SERP benefit is calculated by multiplying 2.5% of final average performance-based compensation (salary and short-term incentive bonus) by the participant’s years of credited service (up to a maximum of 18 years.) Final average compensation is the highest average of any three years during the participant’s final five years of service. The gross benefit is reduced by 50% of the Social Security benefit and by the sum of the benefits provided by the company’s ESOP and 401(k) matching contributions.

The benefits provided under the SERP are payable as a life annuity with 120 payments guaranteed commencing at age 60, except for Mr. Mitchell, who will be eligible for payments under the plan at 65. At normal retirement (generally, age 60) Messrs. Long, Kong and Reilly would receive estimated annual SERP payments of $545,427, $61,720 and $391,738, respectively. Mr. Fanelli does not participate in the SERP.

Under the terms of his employment agreement, Mr. Mitchell will be eligible for payments under the amended SERP at age 65, in an estimated annual amount of $476,230.

The years of credited service (as of year end) for each of the named executive officers and the present value of their respective accumulated benefits as of December 31, 2006 are set out on the following table. None of the named executive officers received any payments under the SERP in or with respect to 2006. The present value calculation assumes each recipient remains employed until normal retirement age (age 60, except for Mr. Mitchell, for whom, by contract, retirement age is deemed to be age 65). The remainder of the assumptions underlying the calculation of the present value of the benefits are discussed at Note 13 to the company’s Consolidated Financial Statements on Form 10-K.

Pension Benefits

			Present Value of
		Number of Years	Accumulated	Payments During
Name	Plan Name	of Credited Service (#)	Benefit ($)	Last Fiscal Year ($)

William E. Mitchell	SERP	3.91	2,338,145	—
Paul J. Reilly	SERP	10.61	685,769	—
Germano Fanelli	N/A	N/A	N/A	N/A
Michael J. Long	SERP	11.15	831,085	—
Peter T. Kong	SERP	0.75	10,091	—

The SERP provides that if a participant is terminated without cause within two years after a change in control of the company (as defined below under the heading “Change of Control Agreements”), he or she will receive his or her annual benefit under the SERP but not until reaching age 60. The amount of the payment is based on the amount accrued up to the time of the termination. No payments will be made if the participant was not yet age 50 at the time of the termination.

Benefits under the SERP terminate, with no further obligation to the recipient, if he or she becomes involved in any way with an entity which competes with Arrow (except for limited ownership of stock in a publicly-traded company.)

Should a participant become disabled before retiring, he or she continues to accrue years of service during such disability and may elect to receive the pension benefit accrued at any time up until the participant reaches age 65.

The present values of the SERP benefits accrued through year-end by the participating named executive officers in the event of termination, death, disability or a change of control of the company are set forth on the Potential Payouts Upon Termination table, below.

Deferred Compensation Plans

The company maintains an Executive Deferred Compensation Plan in which deferred income as well as investment gains on the deferred amounts are nontaxable to the executive until distributed.

A participating executive may defer up to 80% of his or her salary and 100% of bonuses, incentive compensation and performance shares. The participant chooses from a selection of mutual funds and other investments in which the deferred amount is then deemed to be invested. Earnings on the amounts deferred are defined by the returns actually obtained by the “deemed investment” and added to the account. (The “deemed investment” is used solely for this purpose and the participant has no ownership interest in it.) The deferred compensation and the amount earned are general assets, and the obligation to distribute the amounts according to the participants’ designation, is a general obligation, of the company.

Of the named executive officers, Mr. Mitchell is the only participant in the Executive Deferred Compensation Plan.

Nonqualified Deferred Compensation

	Executive	Registrant	Aggregate		Aggregate
	Contribution in	Contributions in	Earnings in	Aggregate	Balance
	Last Fiscal	Last Fiscal	Last Fiscal	Withdrawals/	at Last
Name	Year ($)	Year ($)	Year ($)	Distributions ($)	FYE ($)

William E. Mitchell	270,000	—	62,189	—	714,619
Paul J. Reilly	—	—	—	—	—
Germano Fanelli	—	—	—	—	—
Michael L. Long	—	—	—	—	—
Peter T. Kong	—	—	—	—	—

All of the amounts deferred by Mr. Mitchell were contributed in 2005, and they are not reflected in the Summary Compensation Table or elsewhere for 2006. Based on the amounts actually earned in 2006 by the funds selected by Mr. Mitchell, his account had aggregate earnings of $62,189, a return deemed to be “above-market” because it was greater than 120% of the December 2006 applicable federal long-term rate or 5.89%. Accordingly, $23,761 of Mr. Mitchell’s 2006 deferred compensation plan earnings of $62,189 were included on the Summary Compensation Table, above, under the heading “Change in Pension Value and NQDC Earnings”.

AGREEMENTS AND POTENTIAL PAYMENTS
UPON TERMINATION OR CHANGE OF CONTROL

Employment Agreements

In February 2003, Mr. Mitchell entered into an employment agreement with Arrow that was amended in March 2005 to extend the period of Mr. Mitchell’s employment from January 2006 to March 2009, and replace Arrow’s obligation to pay certain of his expenses (including, but not limited to, expenses related to club dues, automobile and local transportation, tax preparation, and financial planning) with a single annual payment of $100,000. The amendment also provides for liquidated damages in the event of Mr. Mitchell’s termination without cause during the term of the agreement. The agreement provides for a minimum base salary of $750,000 per year. The agreement also established the terms of Mr. Mitchell’s participation in the SERP discussed above under the heading “Supplemental Executive Retirement Plan”.

Mr. Reilly has an employment agreement with Arrow that has a twelve-month term which is automatically renewed for an additional twelve months unless terminated by either party on not less than twelve months’ notice. The agreement provides for a minimum base salary of $400,000 per year and a minimum target incentive (under the short-term incentive program) of $150,000 per year.

Mr. Fanelli has an employment agreement with Arrow amended by the parties in May 2006, that provides for:

•	his full-time service as president of EMEASA through December 2006;

•	his part-time service as either president or chairman of EMEASA, at the company’s discretion, through June 2008; and,

•	compensation as follows (all 2007 and 2008 amounts converted into US dollars at the year-end exchange rate; 2006 amounts converted at the 2006 average exchange rate):

	2006	2007	2008 (six months)

Base Salary	€393,250	€432,575	€216,287
	$494,158	$570,956	$285,447
Target Bonus (MICP)	€211,750	€232,925	50% of 2007
	$266,085	$307,438	actual bonus paid
Special Bonus	€351,000	€386,100	€193,050
	$441,067	$509,613	$254,807

Mr. Fanelli’s amended agreement also provides for a profit sharing bonus plan for Mr. Fanelli, apart from the company’s regular executive compensation plans, based on growth in operating income, earnings before interest and taxes, and return on working capital in Europe, the Middle East, Africa and South America for the four years beginning in 2004 and ending in 2007. Mr. Fanelli is entitled to an initial payment under the profit sharing bonus plan in 2007 and a final payment in 2008. The total profit sharing payments under the plan range from a minimum of €836,000 ($1,103,436 at the 2006 year-end exchange rate) to a maximum of €5,000,000 ($6,599,500 at the 2006 year-end exchange rate).

Mr. Long has an employment agreement with a twelve-month term which is automatically renewed on each anniversary date for an additional twelve months unless terminated by either party on not less than twelve months’ notice. The employment agreement provides for a minimum base salary of $330,000 per year and a minimum target incentive under the short-term incentive plan of $270,000 per year.

Mr. Kong has an employment agreement with an initial term that ends in March 31, 2008 and continues thereafter for twelve month periods, unless terminated by either party on not less than six months’ notice. The agreement provides for a minimum base salary of $400,000 per year and a minimum target incentive under the short-term incentive plan of $240,000 per year.

Each of the employment agreements with the named executive officers:

•	prohibits the executive from competing with the company, disclosing its proprietary information or hiring its employees upon his termination, for any reason, for a period of either two years (with respect to Mr. Mitchell) or one year (with respect to Messrs. Reilly, Fanelli, Long and Kong);

•	permits the company to terminate the executive for cause (defined, generally, as “malfeasance, willful misconduct, active fraud or gross negligence”) and have no further obligation to him; and

•	provides that in the event the company terminates the executive without cause, he will continue to receive, through the end of the then-remaining term of the agreement, all of his base salary and benefits (such as life, health and disability insurance), the vesting of any unvested restricted stock, and the vesting of any stock options which would have vested through the then-remaining term of the agreement. Furthermore, in such circumstance, Mr. Mitchell would be entitled to an amount equal to his base salary in lieu of short-term, annual incentive payments, and Messrs. Reilly, Fanelli, Long and Kong would be entitled to an amount equal to two thirds of their targeted short-term annual incentives.

The estimated compensation that each of the named executive officers would receive under the employment agreements under various circumstances is set forth in the “Potential Payouts Upon Termination” table below.

Change of Control Agreements

The Board believes that the possibility of a change of control of Arrow may raise uncertainty among management, possibly leading to distraction and departure. Further, in the event it should receive a proposal for transfer of control of the company the Board wishes to be able to rely on the advice of management without members of management being influenced by the uncertainties of their individual positions. The Board also believes, however, that the mere occurrence of a change of control should not generate the potential for a windfall if an executive resigns (a so-called “single-trigger” agreement). Accordingly, the Board has determined that the questions of uncertainty and securing unbiased management services in such circumstances are sufficiently addressed by protecting the executive from involuntary termination following a change of control (a so-called “double-trigger” agreement).

Accordingly, the company has entered into agreements with each of the named executive officers except for Mr. Fanelli which provide for lump-sum payments by the company or its successor following a change of control. “Change of Control” means that any person, group or company (other than one which includes Arrow or its subsidiaries or one or more of its executive officers) (i) acquires 30% or more of Arrow’s voting stock without the approval of Arrow’s then incumbent Board of Directors, or (ii) replaces a majority of the then incumbent Arrow Board of Directors without their approval.

The named executive officers are eligible for payments if within two years of the Change of Control, their employment is terminated (i) without cause by the company or (ii) for good reason by the executive, as each is defined in the agreements. In such event, the eligible terminated executive is entitled to receive: (i) all unpaid salary through the date of termination (as defined in the agreement) and all earned and unpaid benefits and awards (including both cash and stock components); (ii) a lump-sum payment of 2.99 times the executive’s annualized includable compensation as defined in Internal Revenue Code Section 280G(d)(1); and (iii) continuation of benefits at the levels in effect at the time of the change of control for up to three years. If, at the end of the three years following the date of termination, the executive has not reached retirement date and is not receiving equivalent benefits from a new employer, the company will arrange to convert the executive’s coverages to individual policies or programs.

Under the terms of the relevant agreements (summarized below under the heading, “Stock Option, Restricted Stock and Performance Share Award Agreements”) for each of the named executives, in the event of an involuntary termination following a change in control, all outstanding options vest and remain exercisable for the remainder of their term, all unvested restricted stock vests, and all unearned performance shares are delivered immediately, at 100% of the targeted amount.

The amounts payable to the named executive officers pursuant to such agreements will be reduced, if necessary, to avoid excise tax under Section 4999 of the Internal Revenue Code.

The estimated compensation and the estimated value of additional benefits that each of the named executive officers would receive under the change of control agreements is set forth in the “Potential Payouts Upon Termination” table below.

Impact of Internal Revenue Code §409A

Each of the change of control agreements between the company and the named executive officers either has been amended or is subject to amendment in order to ensure compliance with Internal Revenue Code §409A, generally by deferring any payment due upon termination for six months and adding an interest component to the amount due (at the six-month Treasury rate).

Potential Payouts Upon Termination

The following table sets forth the estimated payments and value of benefits that each of the named executive officers would be entitled to receive under their employment and change of control agreements, as applicable, in the event of the termination of his employment under various scenarios, assuming that the termination occurred on December 31, 2006. The amounts represent the entire value of the estimated liability, even if some or all of that value has been disclosed elsewhere in this proxy statement.

None of the named executive officers receives any payment at, following or in connection with being terminated for cause.

Of the named executive officers, only Mr. Fanelli receives any payment should he voluntarily resign without good cause. (Per his agreement with the company, Mr. Fanelli would receive $662,590 as his minimum profit-sharing bonus upon any such resignation.) None of the named executive officers was eligible for retirement (or early retirement) as at year-end 2006 other than Mr. Mitchell.

In both the table below and the “Share-based Award Agreement Terms Related to Post-Employment Scenarios” table which follows:

•	“Death” refers to the death of executive;

•	“Disability” refers to the executive becoming permanently and totally disabled during the term of his employment;

•	“Termination Without Cause or Resignation for Good Reason” means that the executive is fired without cause or resigns for cause (as defined in the relevant agreements);

•	“Change of Control Termination” means the occurrence of both a change of control and the termination of the executive without cause or his or her resignation for cause within two years of the change (as discussed above); and

•	“Retirement” means the voluntary retirement of the executive at or after retirement age (as defined under one of the company’s retirement plans, typically at or after age 60 for each of the named executives other than Mr. Mitchell, for whom regular retirement age has been set at age 65 by contract.)

Potential Payouts Upon Termination

	Potential Payouts — William E. Mitchell
			Termination
			Without Cause or	‘‘Change of
			Resignation for	Control
Benefit	Death	Disability	Good Reason	Termination”	Retirement

Severance Payment	$—	$—	$890,000	$6,757,883	$—
Settlement of MICP Bonus Award	—	—	890,000	—	—
Settlement of Performance Shares	5,205,750	5,205,750	—	5,205,750	5,205,750
Settlement of Stock Options	1,577,875	1,577,875	1,215,063	1,577,875	1,577,875
Settlement of Restricted Shares	985,938	985,938	354,938	985,938	985,938
Accrued Vacation Payout	68,462	68,462	68,462	68,462	68,462
Management Insurance Benefit	7,120,000	—	—	—	—
Welfare Benefits Continuation	—	—	—	28,620	—
Life Insurance Premium — 3 Years	—	—	—	77,511	—
SERP	—	4,191,384	—	2,747,956	2,338,145

Total	$14,958,025	$12,029,409	$3,418,463	$17,449,995	$10,176,170

	Potential Payouts — Paul J. Reilly
			Termination
			Without Cause or	“Change of
			Resignation for	Control
	Death	Disability	Good Reason	Termination”	Retirement

Severance Payment	$—	$—	$425,000	$2,164,212	$—
Settlement of MICP Bonus Award	—	—	141,667	—	—
Settlement of Performance Shares	813,990	813,990	—	813,990	—
Settlement of Stock Options	131,313	131,313	79,063	131,313	—
Settlement of Restricted Shares	74,931	74,931	74,931	74,931	—
Accrued Vacation Payout	32,692	32,692	32,692	32,692	—
Management Insurance Benefit	2,550,000	—	—	—	—
Welfare Benefits Continuation	—	—	—	28,584	—
Life Insurance Premium — 3 Years	—	—	—	16,749	—
SERP	—	907,412	—	—	—

Total	$3,602,926	$1,960,338	$753,353	$3,262,471	$—

	Potential Payouts — Germano Fanelli
			Termination
			Without Cause or	“Change of
			Resignation for	Control
Benefit	Death	Disability	Good Reason	Termination”	Retirement

Severance Payment	$—	$—	$856,434	$—	$—
Settlement of MICP Bonus Award	—	—	493,764	—	—
Settlement of Performance Shares	593,140	593,140	—	593,140	—
Settlement of Stock Options	127,800	127,800	113,850	127,800	—
Settlement of Restricted Shares	39,438	39,438	39,438	39,438	—
Accrued Vacation Payout	69,872	69,872	69,872	69,872	—
Profit Sharing Bonus — minimum payout — contractual	—	—	662,590	—	—
Net Special Bonus — contractual	—	—	764,420	—	—

Total	$830,250	$830,250	$3,000,368	$830,250	$—

	Potential Payouts — Michael J. Long
			Termination
			Without Cause or	“Change of
			Resignation for	Control
	Death	Disability	Good Reason	Termination”	Retirement

Severance Payment	$—	$—	$460,000	$3,027,188	$—
Settlement of MICP Bonus Award	—	—	230,000	—	—
Settlement of Performance Shares	940,190	940,190	—	940,190	—
Settlement of Stock Options	145,250	145,250	84,288	145,250	—
Settlement of Restricted Shares	74,931	74,931	74,931	74,931	—
Accrued Vacation Payout	35,385	35,385	35,385	35,385	—
Management Insurance Benefit	3,220,000	—	—	—	—
Welfare Benefits Continuation	—	—	—	23,670	—
Life Insurance Premium — 3 Years	—	—	—	23,634	—
SERP	—	1,040,191	—	—	—

Total	$4,415,756	$2,235,947	$884,604	$4,270,248	$—

	Potential Payouts — Peter T. Kong
			Termination
			Without Cause or	“Change of
			Resignation for	Control
Benefit	Death	Disability	Good Reason	Termination”	Retirement

Severance Payment	$—	$—	$400,000	$2,939,993	$—
Settlement of MICP Bonus Award	—	—	160,000	—	—
Settlement of Stock Options	—	—	—	—	—
Settlement of Restricted Shares	631,000	631,000	157,750	631,000	—
Accrued Vacation Payout	28,846	28,846	28,846	28,846	—
Management Insurance Benefit	2,560,000	—	—	—	—
Welfare Benefits Continuation	—	—	—	16,311	—
Life Insurance Premium — 3 Years	—	—	—	80,080	—
SERP	—	337,918	—	—	—

Total	$3,219,846	$997,764	$746,596	$3,696,230	$—

Narrative Explanation of the Calculation of Amounts

Had the death, disability, retirement, or a change of control termination of any of the named executive officers occurred, all of his restricted shares, options and performance shares would have fully vested. The options would remain exercisable for the remainder of their original term.

Had a termination by the company without cause or resignation of the executive for good reason occurred, performance shares then unearned would have been forfeited, while any restricted stock and option awards which would have vested in the then remaining term of the executive’s employment agreement would have vested immediately.

None of the named executive officers would have received severance or bonus pay in the event of death, disability or retirement. Had a termination by the company without cause or resignation of the executive for good reason occurred, however, each executive would have received a severance amount equal to his or her salary for the remaining term of their agreements and two thirds of their targeted short-term incentive bonus for that period, except for Mr. Mitchell, whose contract provides for a payment in lieu of bonus equal to his then current salary. Under the terms of their change of control agreements, had a change of control termination occurred each executive would have received 2.99 times his annualized includable compensation as defined in Section 280G(d)(1) of the Internal Revenue Code.

Performance shares and restricted stock are valued at the closing market price on December 31, 2006 and stock options are valued based on the difference between the exercise price and the closing market price on December 31, 2006 of in-the-money options.

Stock Option, Restricted Stock and Performance Share Award Agreements

The various share and share-based awards made to the named executive officers are evidenced by written agreements each of which contains provisions addressing alternative termination scenarios. These provisions are summarized on the following table.

Share-based Award Agreement Terms Related to Post-Employment Scenarios

Involuntary
			Termination		Termination Without
			Without Cause or	Involuntary	Cause Within Two	Retirement at
Agreement			Resignation for	Termination for	Years of a Change of	Normal Retirement
Type	Voluntary Quit	Death or Disability	Good Reason	Cause	Control	Age

Stock Option	Any part of option then unexercised, whether vested or unvested, forfeits	All options vest immediately, entire award exercisable until original expiration date (ten years from grant)	Options which would have vested during remainder of employment agreement terms vest; all vested options remain exercisable	Any part of option then unexercised, whether vested or unvested, forfeits	All options vest immediately, entire award exercisable until original expiration date (ten years from grant)	All options vest immediately and entire award exercisable until original expiration date (ten years from grant)

Restricted Stock	Unvested stock forfeits	All shares vest immediately if recipient is employed at time of occurrence	Shares which would have vested during remainder of employment agreement terms vest	Unvested stock forfeits	All shares vest immediately	All shares vest immediately if retirement at normal retirement age

Performance Shares	All then-unsettled awards forfeit	Recipient (or estate) receives targeted number of shares immediately	All then-unsettled awards forfeit	All then-unsettled awards forfeit	Recipient receives targeted number of shares immediately	Award is settled at end of cycle as if recipient were still employed

RELATED PERSONS TRANSACTIONS

The company has a variety of procedures for the identification and review of related party transactions.

Arrow’s Worldwide Code of Business Conduct and Ethics (the “Code”) prohibits employees, officers and directors from entering into transactions that present a conflict of interest absent a specific waiver. The Code also requires that any such transaction which may become known to any employee, officer or director be properly reported to the company. Any conflict of interest disclosed under the Code requires a waiver from senior management. If the conflict of interest involves senior management, a waiver from the Board of Directors is required. Any such waiver is disclosed on the company’s website.

The company’s corporate governance guidelines specify the standards for independence of directors. Any related party transaction involving a director requires the review and approval of the Board of Directors.

As part of the process related to the financial close of each quarter, the company sends out a disclosure checklist to management of each operating unit and financial function around the world, which seeks to ensure complete and accurate financial disclosure. One part of the checklist seeks to identify any related party transactions. Any previously undisclosed transaction would initially be reviewed by (i) the company’s disclosure committee to determine whether the transaction should be disclosed in the company’s SEC filings; and (ii) by senior management of the company, including the General Counsel and the Chief Financial Officer, for consideration of the appropriateness of the transaction. If such transaction involves members of senior management, it is elevated to the Board of Directors for review.

The Board has reviewed and approved two related party transactions which occurred (or pursuant to which payment was made) in 2006.

Mr. Fanelli and members of his family beneficially indirectly own 67.65% equity interest in manufacturing companies that in the ordinary course of business purchase a part of their electronic components requirements from Arrow, and during 2006 purchased €8,512,266 ($10,696,513 based on the average exchange rate during 2006) of components from Arrow. Arrow has reviewed the transactions, and confirmed that the purchases are on terms and conditions not less favorable to the company than it generally obtains from unrelated, comparable customers.

Pursuant to an agreement entered into in 1980 between the company and Mr. Waddell, and subsequently modified, the company was obligated to pay Mr. Waddell’s designated beneficiary, a member of his immediate family, a benefit of $1,000,000 upon Mr. Waddell’s death. In December 2003, the company and Mr. Waddell’s beneficiary entered into an agreement pursuant to which the beneficiary will receive the present-value, annuitized equivalent of the death benefit, in the form of annual payments of $45,000 for the remainder of the beneficiary’s life up to a maximum of 12 years.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Arrow’s officers and directors and persons who own more than ten percent of a registered class of Arrow’s equity securities to file reports of ownership and changes in ownership with the SEC.

Arrow believes that during fiscal year 2006 its officers and directors complied with all applicable Section 16(a) filing requirements.

SUBMISSION OF SHAREHOLDER PROPOSALS

Arrow anticipates that the next Annual Meeting of Shareholders will be held on or about April 30, 2008. If a shareholder intends to present a proposal at Arrow’s Annual Meeting of Shareholders to be held in 2008 and seeks to have the proposal included in Arrow’s Proxy Statement relating to that meeting, pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, the proposal must be received by Arrow no later than the close of business on December 7, 2007.

Arrow’s by-laws govern the submission of nominations for director and other business proposals that a shareholder wishes to have considered at Arrow’s Annual Meeting of Shareholders to be held in 2008 which are not included in our proxy statement for that meeting. Under the by-laws, subject to certain exceptions, nominations for director or other business proposals to be addressed at our next annual meeting may be made by a shareholder entitled to vote who has delivered a notice to the Secretary of Arrow no later than the close of business on March 9, 2008 and not earlier February 8, 2008. The notice must contain the information required by the by-laws. These advance notice provisions are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC. A proxy granted by a shareholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the above advance notice by-law provisions, subject to applicable rules of the SEC.

By Order of the Board of Directors,

Peter S. Brown,
Secretary

ANNEX A(1)
2006 Benchmarked Companies List

Company Name

Acxiom Corporation
Agilent Technologies, Inc.
Alliant Techsystems Inc.
ALLTEL Corporation
Ametek, Inc.
Avaya Inc.
Avnet Inc.
Bell Microproducts Inc.
CDW Corporation
Cooper Industries, Inc.
Delphi Corporation
Dover Corporation
DST Systems, Inc.
Eastman Kodak Company
Eaton Corporation
EMC Corporation
Emerson
ESCO Technologies Inc.
Fairchild Semiconductor International
Federal-Mogul Corporation
Goodrich Corporation
Harris
Hollister Incorporated
Imation
Ingram Micro Inc.
Intermatic Incorporated
ITT Industries, Inc.
L-3 Communications Corporation
Lexmark International Group, Inc.
Molex Inc
National Semiconductor
NCR Corporation
Philips Electronics Corporation
Raytheon Company
Rockwell Automation
Rockwell Collins
Ryerson Tull, Inc.
Schneider Electric USA
Siemens
Solectron Corporation
Sun Microsystems, Inc.
Tech Data Corporation
Tellabs, Inc.
Teradyne, Inc.
Texas Instruments Incorporated
Thomas & Betts Corporation
Unisys Corporation
United Stationers Inc.
W.W. Grainger, Inc.
Waters Corporation
Xerox Corporation
Zebra Technologies Corporation

(1)	The benchmark list differs from the “Electronics Distributor Index” used for the comparison of the five-year total return on shareholders’ investment (which appears in the company’s Annual Report on Form 10-K) for 2006 because with the exception of Avnet and Bell Microproducts, which appear on both lists and are closer in size and scope to Arrow, the other publicly-traded electronics distributors are considerably smaller and less complex than Arrow and have not historically been competitors for, or sources of, senior management personnel for the company.

A-1

PROXY ARROW ELECTRONICS, INC. PROXY for Annual Meeting of Shareholders, May 8, 2007 This Proxy is Solicited by the Board of Directors The undersigned hereby appoints William E. Mitchell, Peter S. Brown and Paul J. Reilly, and any one or more of them, with full power of substitution, as proxy or proxies of the undersigned to vote all shares of stock of ARROW ELECTRONICS, INC. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on May 8, 2007, at 11:00 a.m., at the Grand Hyatt New York, 109 East 42nd Street, New York, New York, or any adjournments thereof, as set forth on the reverse hereof. Please Return This Proxy Promptly in the Enclosed Envelope Address Change/Comments (Mark the corresponding box on the reverse side) ? Detach here from proxy voting card. ? YOUR VOTE IS IMPORTANT! You can vote in one of three ways: 1. Vote via the internet by accessing www.proxyvoting.com/arw or 2. Call toll free 1-866-540-5760 on a touch-tone telephone and then follow the instructions given. There is NO CHARGE to you for this call. or 3. Mark, sign and date your proxy card and return it promptly in the enclosed postage-paid envelope. PLEASE VOTE

Mark Here for Address Change or Comments SEE REVERSE SIDE WITHHELD FOR FOR ALL FOR AGAINST ABSTAIN 1. Authority to vote FOR the election of directors in 2. Ratification of the appointment of Ernst & Young LLP as Arrow’s accordance with the accompanying Proxy Statement. independent auditors for the fiscal year ending December 31, 2007. NOMINEES: 01 Daniel W. Duval 02 John N. Hanson 03 Richard S. Hill 04 M.F. (Fran) Keeth 05 Roger King 06 Karen Gordon Mills 07 William E. Mitchell 08 Stephen C. Patrick 09 Barry W. Perry 10 John C. Waddell (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.) ___This proxy is being solicited by the management and will be voted as specified. If not otherwise specified, it will be voted for the proposals and otherwise in accordance with management’s discretion. Dated: ___, 2007 ___Signature ___Signature if held jointly If acting as attorney, executor, trustee or in other representative capacity, please sign name and title. ? Detach here from proxy voting card ? Vote by Internet or Telephone or Mail 24 Hours a Day, 7 Days a Week Internet and telephone voting is available through 11:59 PM Eastern Daylight Time on Monday, May 7, 2007. Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Internet Telephone Mail www.proxyvoting.com/arw 1-866-540-5760 Mark, sign and date Use the internet to vote your proxy. Use any touch-tone telephone to your proxy card Have your proxy card in hand when vote your proxy. Have your proxy and you access the website. OR card in hand when you call. OR return it in the enclosed postage-paid envelope. If you vote your proxy by internet or by telephone, you do NOT need to mail your proxy card. You can view the Arrow Annual Report and Proxy Statement on the internet at: www.arrow.com/annualreport2006